Exhibit 1.1

(TRANSLATION)

ARTICLES OF INCORPORATION

DATE OF FINAL AMENDMENT: JUNE 25, 2003

ORIX CORPORATION

ARTICLES OF INCORPORATION

OF

ORIX CORPORATION

CHAPTER I.	GENERAL PROVISIONS

ARTICLE 1.	(Corporate Name)

The name of the Company shall be “ORIX Kabushiki Kaisha” (in English “ORIX CORPORATION”).

ARTICLE 2.	(Purposes)

The purpose of the Company shall be to engage in the following business:

(1) lease, purchase and sale (including purchase and sale on an installment basis), maintenance and management of movable property of all types;

(2) lease, purchase and sale, ground preparation, development, maintenance and management of real property;

(3) lending of money, purchase and sale of claims of all types, payment on behalf of third parties, guarantee and assumption of obligations, and other financial business;

(4) holding, investment in, management, purchase and sale of securities

(5) holding, management, purchase and sale of mortgage certificates;

(6) business of investment in and sale of commodities, and advisory service business relating to investment in commodities;

(7) acting as an agent for collection of money and for calculation work of enterprises;

(8) manufacture, processing, repair and sale of furniture, interior goods, transport machinery and equipment, etc.;

(9) water transport, road transport of cargo, and warehousing;

(10) contracting for construction and civil engineering, and design and supervision thereof;

(11) planning, developing and contracting for lease and sale of intangible property rights such as copyrights, industrial property rights, etc.;

(12) information services, telecommunications, advertising and publishing business;

(13) management of facilities for sports, lodging, medical treatment and social education, etc.; management of restaurants, and tour business;

(14) conducting cultural projects, sports, etc.;

(15) business of dispatching workers to enterprises;

(16) purchase and sale of antiques;

(17) services relating to the collection, transportation and disposal of ordinary waste products and industrial waste products;

(18) generation of electric power and supply of electricity;

(19) brokerage, agency, investigation and consulting services for business relating to any of the preceding items;

(20) non-life insurance agency business, insurance agency business under the Automobile Accident Compensation Security Law, and service related to soliciting life insurance;

(21) investment advisory business relating to real estate, securities and other financial assets;

(22) engaging in trust, banking and credit management and collection business operations, as a result of the acquisition of shares in a company engaged in those activities; and

(23) any and all business related to any of the preceding items.

ARTICLE 3.     (Head Office)

The head office of the Company shall be located in Minato-ku, Tokyo.

ARTICLE 4.     (Method of Public Notice)

Public notices by the Company shall be published in the “Nihon Keizai Shinbun”, published in Tokyo and Osaka City.

ARTICLE 5.     (Exceptional Rules Concerning Company with Committees)

The Exceptional Rules Concerning Company with Committees provided in Chapter 2, Section 4 of the Law Regarding Exceptional Rules of Commercial Code Concerning Auditing, Etc. of Stock Corporations (hereinafter referred to as the “Law Regarding Exceptional Rules of Commercial Code”) shall be applied to the Company.

CHAPTER II.     SHARES

ARTICLE 6.     (Total Number of Shares)

The total number of shares authorized to be issued by the Company shall be 259,000,000. Provided, that in case any shares have been cancelled, the number of shares corresponding to those cancelled shares be deducted from the above total number of shares to be issued by the Company.

ARTICLE 7.     (Number of Shares Constituting a Voting Unit)

One hundred (100) shares of the Company shall constitute one (1) Voting Unit of shares.

ARTICLE 8.     (Non-Issuance of Share Certificate Representing Less than a Voting Unit)

The Company shall not issue a share certificate pertaining to a number of shares constituting less than 1 (one) Voting Unit.

ARTICLE 9.     (Purchase Additional Shares Less Than One(1) Voting Unit)

A shareholder who holds shares less than one (1) Voting Unit (including Substantial Shareholders; hereinafter the same) may demand, in accordance with the provisions of the Share Handling Regulations, that the Company sell to it the number of additional shares necessary to make the number of shares of less than one (1) Voting Unit held by such shareholder, equal to one (1) Voting Unit.

ARTICLE 10.     (Share Handling Regulations)

The procedures and other matters relating to shares of the Company shall be in accordance with the Share Handling Regulations.

ARTICLE 11.     (Transfer Agent)

The Company shall have a transfer agent with respect to its shares.

2. The Company shall make public notices of the names and places of business of its transfer agents.

3. The Register of Shareholders, the Register of Substantial Shareholders and Register of Lost Share Certificates shall be kept at the place of business of the transfer agent. Registration for the change of shareholders, the purchase and additional purchase of shares constituting less than one (1) Voting Unit, and other matters relating to shares, shall be handled by the transfer agent and shall not be handled by the Company.

ARTICLE 12.     (Record Date and Closing of Register of Shareholders)

Those shareholders of the Company who are permitted to exercise their rights at an ordinary general meeting of shareholders concerning each fiscal year shall be those shareholders registered as having voting rights on the Register of Shareholders and the Register of Substantial Shareholders as of the end of the same fiscal year.

2. Notwithstanding the provisions of the preceding paragraph, the Company may choose a date other than the date specified in the preceding paragraph as the date as of which shareholders must be registered as having voting rights on the Register of Shareholders or the Register of Substantial Shareholders in order to be able to exercise their rights at the ordinary general meeting of shareholders corresponding to such fiscal year. In such a case, two (2) weeks’ prior public notice shall be given as to the chosen date.

3. In addition to the cases provided for in the preceding two paragraphs, whenever necessary, the Company may temporarily suspend changes of entries in the Register of Shareholders, or may fix a record date, by giving two (2) weeks’ prior public notice.

CHAPTER III.     GENERAL MEETING OF SHAREHOLDERS

ARTICLE 13.     (Holding of General Meeting of Shareholders)

An ordinary general meeting of Shareholders shall be held in June of each year and an extraordinary general meeting of Shareholders shall be held whenever necessary.

Notices calling an ordinary general meeting of shareholders or an extraordinary general meeting of shareholders shall be dispatched at least two (2) weeks prior to the date set for such meetings.

ARTICLE 14.     (Calling of General Meeting of Shareholders)

General meetings of shareholders shall be called by a representative executive officer pursuant to a resolution of the Board of Directors.

2. If there is more than one representative executive officer, the representative executive officer designated by resolution of the Board of Directors shall call general meetings of shareholders.

3. If the person determined in accordance with the preceding two paragraphs is unable to act, one of the other executive officers shall call general meetings of shareholders in accordance with an order given by resolution of the Board of Directors.

ARTICLE 15.     (Chairman of General Meeting of Shareholders)

A representative executive officer shall act as chairman of the general meetings of shareholders.

2. The provisions of the second and third paragraphs of the preceding Article shall apply, mutatis mutandis, in the case of the preceding paragraph.

ARTICLE 16.     (Method of Resolution)

Unless otherwise provided for by law or ordinance or by the Company’s Articles of Incorporation, resolutions of the general meetings of shareholders shall be adopted by a majority of votes of shareholders present at the meetings.

2. The special resolution provided in Article 343 of the Commercial Code of Japan shall be adopted by two-thirds or more of the votes of the shareholders present at a meeting at which shareholders who hold more than one-third of the voting rights held by all of the shareholders of the Company are present.

ARTICLE 17.     (Vote by Proxy)

A shareholder may exercise his vote by proxy given to another shareholder, who has the right to vote. In such case the shareholder or the proxy must file with the Company a document evidencing his authority.

ARTICLE 18.     (Minutes of General Meeting of Shareholders)

The minutes of the general meetings of shareholders shall contain the summary of the proceedings and the results thereof; shall be signed, or bear the names and seals of, the chairman of the meeting and of the directors present; and the original thereof shall be kept at the head office for ten (10) years from the date of the resolution, and certified copies thereof shall be kept at the branches for five (5) years therefrom.

CHAPTER IV.     DIRECTORS AND BOARD OF DIRECTORS

ARTICLE 19.     (Number of Directors)

There shall be no less than three (3) directors of the Company.

ARTICLE 20.     (Election)

Directors shall be elected at a general meeting of shareholders.

In case of the above election(s), shareholders representing not less than one third (1/3) of the number of voting rights of all shareholders shall attend such meeting.

In case of election(s) of directors, cumulative voting shall not be used.

ARTICLE 21.     (Term of Office)

Directors’ terms of office shall expire upon conclusion of the ordinary general meeting of shareholders relating to the last fiscal year ending within one (1) year after a director assumes office.

ARTICLE 22.     (Person who Calls Meetings and Chairman)

Unless otherwise provided by law or ordinance, meetings of the Board of Directors shall be called by the director designated by the Board of Directors, which director shall act as the chairman of the Board of Directors’ meetings.

2. If the person determined in accordance with the preceding paragraph is unable to act, the other directors shall call the Board of Directors’ meetings and act as chairman, in accordance with the order they are so designated, by resolution of the Board of Directors.

ARTICLE 23.     (Notice for Calling of Meetings)

Notices for calling Board of Directors meetings shall be dispatched to each director at least three (3) days prior to the date set for such meeting. Provided, however, that in case of emergency, the above period may be shortened.

ARTICLE 24.     (Method of Resolution)

Resolutions of the Board of Directors shall be adopted by a majority of the directors present at meetings attended by a majority of the directors.

ARTICLE 25.     (Minutes of Meeting)

The minutes of the meetings of the Board of Directors shall contain the summary of the proceedings and the results thereof; shall be signed, or bear the names and seals of, the chairman of the meeting and of the directors present; and shall be kept at the head office for ten (10) years from the date of the resolution.

ARTICLE 26.     (Remuneration of Directors)

Remuneration of directors shall be determined by resolution at the Compensation Committee.

CHAPTER V.     BOARD COMMITTEES

ARTICLE 27.     (Establishment of Committees)

The Company shall establish the Nominating Committee, the Audit Committee and the Compensation Committee (hereinafter referred to as “Board Committees”).

ARTICLE 28.     (Number of Members, Etc.)

Each Board Committee shall be composed of three (3) or more directors.

2. The majority of members of each Board Committee shall be outside directors who are not executive officers of the Company.

3. No member of the Audit Committee shall be an executive officer, manager or other employee of the Company or any of its subsidiaries (including consolidated subsidiaries provided in Article 1-2, Paragraph 4 of the Law Regarding Exceptional Rules of Commercial Code) nor shall any member of the Audit Committee be a director involved in the business of a subsidiary.

ARTICLE 29.     (Election)

Members of Board Committees shall be elected at a Board of Directors’ meeting.

ARTICLE 30.     (Minutes of Meeting)

The minutes of the meetings of Board Committees shall contain the summary of the proceedings and the results thereof; shall be signed, or bear the names and seals of the members present; and shall be kept at the head office for ten (10) years from the date of the resolution.

CHAPTER VI.     EXECUTIVE OFFICERS

ARTICLE 31.     (Number of Executive Officers)

There shall be three (3) or more executive officers of the Company.

ARTICLE 32.     (Election)

Executive officers shall be elected at meetings of the Board of Directors.

ARTICLE 33.     (Term of Office)

An executive officer’s term of office shall expire at the conclusion of the first Board Directors meeting to be held after the conclusion of the ordinary general meeting of shareholders relating to the last fiscal year ending within one (1) year from his assumption of office.

ARTICLE 34.     (Election of Representative Executive Officers)

The Board of Directors shall elect one (1) or more executive officers from among the executive officers, who shall represent the Company.

ARTICLE 35.     (Remuneration of Executive Officers)

Remuneration of executive officers shall be determined by resolution at the Compensation Committee.

CHAPTER VII.     ACCOUNTS

ARTICLE 36.     (Fiscal Year)

The fiscal year of the Company shall commence on the first day of April of each year and shall end on the last day of March of the following year, and the accounts of the Company shall be closed on the last day of March in each year.

ARTICLE 37.     (Payment of Cash Dividends)

Cash dividends shall be paid to shareholders or registered pledgees last of record on the Register of Shareholders and the Register of Substantial Shareholders as of the closing of accounts for each fiscal year.

2. With respect to the first cash dividends on shares issued upon requests for conversion of convertible bonds, such conversions shall be deemed to have been made at the beginning of the fiscal year during which such requests for conversion have been made, and the cash dividends shall be paid accordingly.

3. Cash dividends shall bear no interest and if they have not been received within three (3) years from the day of commencement of payments, they shall belong to the Company.

ARTICLE 38.     (Accounting Auditor)

The Company shall have one (1) or more accounting auditors.

SUPPLEMENTARY PROVISIONS.

The provisions of Paragraph 2 of Article 37 shall become ineffective and be deemed deleted at the conclusion of March 15, 2007, and Paragraph 3 will become Paragraph 2 accordingly.

Upon the amendment to the provisions of Article 37, these supplementary provisions shall also become ineffective and be deemed deleted.